Exhibit 99.1

The Phoenix Group Announces The Discontinuation of Converged Media Operations (OTC BB: PXGP)

DALLAS, TX - (PR Newswire) - January 19, 2000 -- The Phoenix Group Corporation (OTC Bulletin Board: PXGP), a Dallas-based company, today announced the discontinuation of operations for their subsidiary, Converged Media, Inc., effective today.

The decision to discontinue operations was made due to the current market conditions. Although the business model for Converged Media was very strong, the timing of the launch coincided with the decline in the internet sector.

Ron Lusk, Chairman and CEO of The Phoenix Group said, "It was unfortunate that the financial community has not taken the opportunity to 'be the first to market' with the Converged Media concept. We could not move forward with our business plan without the proper funding and at this point, we needed to discontinue the operations and review best options for The Phoenix Group."

The matters reported in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect The Phoenix Group Corporation (OTC Bulletin Board: PXGP - news) and its subsidiaries' business and prospects and cause actual results to differ materially from those forward-looking statements. Among the factors that could cause actual results to differ are Phoenix's operating history, competition, low barriers to entry, reliance on strategic relationships, rapid technological changes, timely development and market acceptance of products and Phoenix's ability to appropriately distribute its products and inability to complete transactions on favorable terms and those risks discussed in the Company's filings with the SEC.

For more information, contact:

I.R. International Consultants, Inc.
Peter McGoldrick
Phone (516) 593-0568
Fax (516) 593-4035
www.ir-pr.com